Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

•                  Net income of $28.1 million and earnings per share of $0.34

•                  Earnings per share improved 31% over last year’s fourth quarter

•                  Net sales of $132 million – strongest in over 2 years

•                  Sales per advisor improved 40% over last year’s fourth quarter; 18% sequentially

•                  $25 million arbitration award reversed and vacated

Overland Park, KS, January 29, 2004 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported fourth quarter net income of $28.1 million, or $0.34 per diluted share compared to $21.4 million net income, or $0.26 per diluted share in last year’s comparable period, an improvement of 31% over last year’s fourth quarter.

Fourth quarter results also compare favorably with the adjusted results for the third quarter of $23.8 million, or $0.29 per diluted share — an improvement of 17% over this year’s third quarter on an adjusted basis.  As was previously disclosed, the third quarter adjusted net income excluded an after-tax special charge of $21.5 million, or $0.26 per diluted share, to recognize liabilities associated with existing legal and regulatory matters specified in the third quarter Form 10-Q.  Including the charge, net income for the third quarter was $2.3 million, or $0.03 per diluted share.  We believe due to the special nature of this charge that excluding it from our adjusted results provides a more meaningful comparison to last year’s operating results and to the operating results of other companies in our peer group.

“We finished the year on a strong note,” said Keith A. Tucker, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “Improving investor sentiment coupled with the changes we implemented earlier this year in our Advisors channel are beginning to show results.  Sales in our Advisors channel have improved on a monthly basis each month for the last four months compared to last year and this trend has continued into January.  Productivity per advisor has also improved for the past four quarters.  In addition, we continued our momentum in the Wholesale channel and, as a result, our business was strong in both core segments.”

Investment Product Sales

Advisors Channel

For the months ending

($ thousands)

	2003	2002	%
September	150,716	135,421	11.3
October	164,251	139,069	18.1
November	148,827	131,379	13.3
December	193,581	149,905	29.1
January (1)	138,809	102,018	36.1

(1) – Data as of January 26, 2004 – includes 16 of 20 business days

*Investment product sales exclude sales at net asset value, Class Y sales, and sales of money market funds.  Sales load is included.

Channel Discussion

Waddell & Reed Advisors Channel

In our Advisors channel, the investment attitude of our middle-American clients appears to be changing.  We believe that the sustained market rally combined with strong economic growth reports have served to build investors’ confidence.  While still in the early stages, it appears that our advisors’ ability to capture assets has improved as our clients appear ready to resume investing more vigorously.

While we put less emphasis on recruiting in 2003, we plan to increase our focus on recruiting in 2004.  In January 2003, we instituted initiatives designed to improve advisor productivity, including raising minimum production requirements, causing advisors to either become more productive or leave the business.  These changes have resulted in improved productivity for four consecutive quarters.  As a result, less emphasis was put on recruiting, resulting in a 15% drop in advisor headcount in 2003.  Beginning in the second quarter, we expect to see sequential quarterly increases in advisor headcounts as we re-emphasize recruiting.  Our objective is 10% annual growth in advisor headcount over the long-term.

Wholesale Channel

The Wholesale channel turned in strong results in the fourth quarter, led by significant net inflows in the institutional defined benefit market and solid net inflows from the distribution of mutual funds in nonproprietary channels.  Our defined benefit business completed a very strong 2003, and the pipeline going forward appears to remain promising.

As part of our strategic alliance with Securian Financial Group, on December 8th we completed the purchase of the rights to manage the assets of eleven Advantus Funds for a purchase price of $4.9 million, or 1.05% of assets, exclusive of seed money invested by Advantus.  These funds held assets of $631.4 million, $150.3 million of which we sub-advised prior to December 8th.  As a result of this transaction, assets under management increased by $481.1 million.  Of the $481.1 million, 77% will be sub-advised by Advantus or other asset managers.  These managers, in most cases, were sub-advising these assets prior to the transaction and specialize in investment styles we don’t utilize.  The $631.4 million of assets were merged into the Ivy Funds, resulting in increased investment management fees as Waddell & Reed becomes the advisor on eight new funds and transitions from being sub-advisor to adviser on three of the funds.

With the completion of this transaction, the Ivy Funds family is now comprised of 25 funds encompassing most major domestic and international asset classes.  At year-end, 46% of the Ivy Funds ranked in the top half of their respective Lipper peer groups.  With this performance, and support from a wholesaling force that now numbers 15 – roughly twice the number of wholesalers at December 31, 2002 – our sales effort in nonproprietary channels is gaining traction.

Management Fee Revenues

On a sequential quarter basis, management fees increased at a slightly greater rate than the corresponding increase in average assets under management due in part to a mix shift towards equity products in our mutual funds and to the purchase of Securian assets in September 2003 as we transitioned from being sub-advisor to advisor on these assets.  Average assets under management increased 8% due to a combination of new sales, market appreciation, and the addition of the Securian assets in the second, third and fourth quarters of 2003.  The management fee rate improved to 65.5 basis points in the current quarter, compared to 64.4 basis points for the quarter ended September 30, 2003.

Comparing the current quarter to last year’s fourth quarter, the increase in management fees is attributable to a 30% increase in average assets under management, coupled with an improvement in the overall management fee rate to 65.5 basis points compared to 63.0 basis points in the fourth quarter of 2002.  The increase in the management fee rate is attributable in part to a mix shift towards equity products in our mutual funds, and to the addition of the assets to our Ivy and Target funds from Securian and to sub-advised funds from Mackenzie in December 2002.  The $8.0 billion increase in average assets under management was attributable to a combination of new sales, market appreciation, the acquisition of the Ivy Funds in December 2002, and the addition of the Securian assets.

Underwriting and Distribution Fee Revenues

Investment Product Sales

Advisors Channel

For the quarters ending

($ thousands)

	Dec. 2003	Sept. 2003%		Dec. 2002%
Front-load sales	434,740	370,034	17.5%	359,706	20.9%
Deferred-load sales	71,919	65,724	9.4%	60,647	18.6%
Total	506,659	435,758	16.3%	420,353	20.5%

*Investment product sales exclude sales at net asset value, Class Y sales, and  sales of money market funds.  Sales load is included.

On a sequential quarter basis, revenues increased due to a higher front-load sales volume by our advisors, and higher sales volume by Legend advisors.  Investment product sales have achieved their greatest sequential improvement since June 2001.

Comparing the current quarter to last year’s fourth quarter, the increase in revenues is largely attributable to higher front-load commission revenues as sales by our advisors improved 21% compared to the same period last year.  Additionally, higher distribution fees from Waddell & Reed Ivy Investment Company (“WRIICO”), and higher sales volume by Legend advisors also contributed to the increase in revenues.  These increases were partially offset by lower insurance sales commissions.

Underwriting and Distribution Expenses

On a sequential quarter basis, expenses increased due in part to higher commission costs from the quarter’s strong front-load sales activity and higher commission costs at Legend.  In addition, during the current quarter we began recording asset-based fees on variable annuities acquired from the Advantus Series funds on September 22, 2003.  Finally, “CORE” – our comprehensive client relationship management system – was implemented in November 2003 resulting in both one-time expenses and the beginning of on-going expenses.

Comparing the current quarter to last year’s fourth quarter, expenses increased due to a number of factors, including increased commission costs in correlation with our improved front-load sales activity in our Advisors channel, higher commission costs at WRIICO and Legend, and the addition of asset-based fees on variable annuities acquired from the Advantus Series funds on September 22, 2003.  Finally, additional costs were incurred for the build-out of our wholesale distribution channel, which were partially offset by lower commission costs from decreased insurance sales volume.

The Waddell & Reed Advisors underwriting and distribution margin, a measure that excludes our wholesale underwriting and distribution activities, was -0.5% for the fourth quarter of 2003.

Other Operating Items

Compensation and related costs (which excludes equity compensation) for the current quarter increased mainly due to higher incentive compensation and retirement plan costs.  Comparing the current quarter to last year’s fourth quarter, costs increased due to the addition of personnel to support our wholesale initiatives as well as higher incentive compensation and retirement plan costs.  Equity compensation declined on a sequential quarter basis as a result of higher employee severance costs that occurred in the third quarter.

Sub-advisory expenses for the quarter increased by $0.6 million, from $0.1 million in the third quarter to $0.7 million in the fourth quarter.  During the quarter, we began paying a sub-advisory fee for certain acquired Securian assets sub-advised by other asset managers.  These sub-advisory expenses, previously included in general and administrative expenses, are now being reported in their own line on our income statement.  The third quarter’s $0.1 million expense is being reclassified from a general and administrative expense to a sub-advisory expense in the fourth quarter disclosures.  It is important to note that although we are paying sub-advisory fees on these assets, we are also recording gross management fee revenues in the management fee revenues line of our income statement, thus producing a positive margin of approximately 40 basis points.

Investment & Other Income

Investment and other income for the quarter increased significantly, as a result of a gain realized on the sale of a mutual fund investment.  As is our normal practice, we originally had made this investment to seed the mutual fund’s launch.

Legal Development

On January 28, 2004, the Supreme Court of the State of New York (the “NY Supreme Court”) reversed and vacated the $25 million punitive damages award in favor of a former financial advisor. This award had been previously reversed and vacated by the Appellate Division of the NY Supreme Court (the “Appellate Division”) last year, and then reinstated by the NASD Panel on September 4, 2003.  In addition, the NY Supreme Court released the appeal bond posted with the court in the amount of $28.7 million backed by a letter of credit in the amount of $36 million, which in turn was collateralized by $44.5 million in investment securities.  Finally, the NY Supreme Court remanded the punitive damages question back to a new NASD panel for determination of the punitive damage award, if any.  Pursuant to the NASD arbitration procedure rules, this new NASD panel will be selected by both parties.  Both parties will be able to argue their case for or against punitive damages based on the underlying factual record and findings established by the original panel.  However, we are hopeful that the new panel will follow the legal reasoning regarding the limits of punitive damages established by the Appellate Division when it originally vacated the punitive damages award on February 11, 2003.

Balance Sheet Information

As of December 31, 2003

•                  Cash balance of $71.5 million ($18.3 million for the exclusive benefit of customers in compliance with federal securities industry regulations).

•                  Investment securities of $81.4 million.

•                  Contingent liability for our standby letter of credit in the amount of $36 million, which was issued in connection with our appeal bond posted with the New York Supreme Court related to the NASD arbitration award.  A portion of our investment and cash securities, with a combined market value of $44.5 million, collateralizes the letter of credit.

•                  Long-term debt outstanding of $209.7 million.

•                  Short-term debt outstanding of $25.0 million.

•                  Shareholders’ equity of $175.4 million.

•                  Shares outstanding were 82.0 million.

•                  Stock repurchases of 725,000 common shares at an aggregate cost, including commissions, of $16.0 million during the fourth quarter, and stock repurchases of 1,310,200 common shares at an aggregate cost, including commissions, of $30.9 million for the year

•                  Additional stock repurchases of 452,800 common shares at an aggregate cost, including commissions, of $11.1 million in the first quarter through January 27, 2004.

Schedule of Selected Operating Data

Included in the following Schedule of Selected Operating Data is a presentation of our adjusted operating margin.  We believe that adjusting our operating margins by excluding equity compensation and the $21.5 million after-tax charge for existing legal and regulatory matters, provides a more meaningful comparison to last year’s operating results and to the operating results of other companies in our peer group. A reconciliation of these adjusted operating margins to GAAP is provided at the bottom of the Schedule.

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Three Months Ended				Three Months Ended
	December 31,		Change		September 30,	Change
	2003	2002	$	%	2003	$	%
Operating Revenues:
Investment management fees	$57,594	$42,824	14,770	34.5	$52,490	5,104	9.7
Underwriting & distribution fees	47,896	43,971	3,925	8.9	42,073	5,823	13.8
Shareholder service fees	18,574	16,432	2,142	13.0	18,188	386	2.1
Total operating revenues	124,064	103,227	20,837	20.2	112,751	11,313	10.0

Operating Expenses:
Underwriting and distribution:	49,170	45,511	3,659	8.0	45,279	3,891	8.6
Compensation and related costs	18,395	13,905	4,490	32.3	16,104	2,291	14.2
Equity Compensation	1,108	—	1,108	N/A	1,689	(581)	-34.4
General and administrative
Excluding special charge	8,676	8,200	476	5.8	9,257	(581)	-6.3
Special charge (1)	—	—	N/A	N/A	32,000	(32,000)	N/A
Sub-advisory	699	8	691	N/A	138	561	406.5
Depreciation	2,035	1,672	363	21.7	1,742	293	16.8
Total operating expense	80,083	69,296	10,787	15.6	106,209	(26,126)	-24.6

Other Income (Expense):
Investment & other income	2,383	1,326	1,057	79.7	691	1,692	244.9
Interest expense	(2,419)	(2,725)	(306)	-11.2	(2,247)	172	7.7

Total other income (expense)	(36)	(1,399)	(1,363)	-97.4	(1,556)	(1,520)	-97.7

Income before taxes	43,945	32,532	11,413	35.1	4,986	38,959	781.4

Provision for taxes	15,887	11,152	4,735	42.5	2,645	13,242	500.6

Net income	$28,058	$21,380	6,678	31.2	$2,341	25,717	1098.5

Net income per share - diluted	$0.34	$0.26		30.8	$0.03		N/A
Adjusted net income per share - diluted (2)	$0.34	$0.26		30.8	$0.29		17.2

Weighted average number of shares outstanding - diluted	82,707	81,011			83,557

Adjusted operating margin (3) (See below for GAAP)	36.3%	32.9%			35.7%
Waddell & Reed Advisors U&D margin (4)	-0.5%	-1.9%			-3.0%

(1)         Special charges for legal and regulatory matters

(2)         Excludes special charges for legal and regulatory matters

(3)         Excludes equity compensation and special charges for legal and regulatory matters

(4)         Excludes our wholesale underwriting and distribution activities

GAAP net income per share as reported	$0.34	$0.26	$0.03
Add back: per share special charge for legal matters	$0.00	$0.00	$0.26
Adjusted net income per share (2)	$0.34	$0.26	$0.29
GAAP Operating margin, as reported	35.5%	32.9%	5.8%
Add back: special charge for legal matters	0.0%	0.0%	28.4%
Add back: equity compensation	0.9%	0.0%	1.5%
Adjusted operating margin (3)	36.3%	32.9%	35.7%

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

December 31, 2003	Waddell & Reed Advisors Channel	Wholesale Channel	Total
Beginning Assets	$22,549.1	$10,326.8	$32,875.9
Securian Assets (1)	0.0	481.1	481.1

Sales	603.5	890.4	1,493.9
Redemptions	(865.9)	(496.0)	(1,361.9)
Net Sales	(262.4)	394.4	132.0

Net Exchanges and Adjustments	(22.9)	19.1	(3.8)
Reinvested Dividends and Capital Gains	38.8	32.2	71.0
Net Flows	(246.5)	445.7	199.2

Market Appreciation/(Depreciation)	2,034.7	982.2	3,016.9
Ending Assets	$24,337.3	$12,235.8	$36,573.1

December 31, 2002
Beginning Assets	$20,871.8	$4,733.7	$25,605.5
Mackenzie Assets (2)	0.0	1,636.1	1,636.1

Sales	554.7	368.8	923.5
Redemptions	(821.2)	(318.7)	(1,139.9)
Net Sales	(266.5)	50.1	(216.4)

Net Exchanges and Adjustments	(8.5)	4.6	(3.9)
Reinvested Dividends and Capital Gains	51.4	20.8	72.2
Net Flows	(223.6)	75.5	(148.1)

Market Appreciation/(Depreciation)	848.8	172.6	1,021.4
Ending Assets	$21,497.0	$6,617.9	$28,114.9

September 30, 2003
Beginning Assets	$22,511.5	$9,182.2	$31,693.7
Securian Assets (1)	0.0	617.3	$617.3

Sales	533.9	757.1	1,291.0
Redemptions	(834.2)	(493.8)	(1,328.0)
Net Sales	(300.3)	263.3	(37.0)

Net Exchanges and Adjustments	(7.3)	5.2	(2.1)
Reinvested Dividends and Capital Gains	42.5	39.2	81.7
Net Flows	(265.1)	307.7	42.6

Market Appreciation/(Depreciation)	302.7	219.6	522.3
Ending Assets	$22,549.1	$10,326.8	$32,875.9

(1)          Assets acquired in connection with the strategic alliance with Securian Financial Group, Inc.

(2)          Assets acquired in connection with the acquisition of the business of Waddell & Reed Ivy Investment Co., formerly known as Mackenzie Investment Management, Inc.

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	4Q03	4Q02	% change	3Q03	% change
Redemption rates - long-term assets
Waddell & Reed Advisors	11.0%	10.9%		11.3%
Wholesale	17.2%	21.5%		20.2%
Total	13.0%	13.0%		14.0%

Sales per advisor (000s) (1)
Total	173	124	39.5%	146	18.5%

2+ Years	247	180	37.2%	213	16.0%
0 to 2 Years	57	38	50.0%	49	16.3%

Gross production per advisor (000s) (2)	12.2	10.4	17.3%	11.0	10.9%

Number of advisors (3)	2,929	3,466	-15.5%	2,985	-1.9%

Number of shareholder accounts (000s)	2,339	2,194	6.6%	2,282	2.5%

(1) Average commissionable sales per Waddell & Reed Advisor

(2) Average gross commission generated per Waddell & Reed Advisor

(3) Excluding Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	26%	41%	41%
Top Half	38%	66%	72%

All Funds
Top Quartile	21%	33%	30%
Top Half	39%	65%	63%

MorningStar Ranking

	Overall	3 Years	5 Years

Percentage of funds with 4/5 star
Equity Funds	44%	32%	41%
All Funds	36%	27%	33%

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, January 29, 2004 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our fourth quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through February 4th.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contacts:

John Sundeen, Chief Financial Officer, (913) 236-1810, jsundeen@waddell.com

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com

Press Contact:

Thomas W. Butch, Chief Marketing Officer, (913) 236-1944, tbutch@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.